Exhibit 99.2

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations
(In thousands, except for per share amounts)

The following discussion should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information appearing elsewhere in this report. In addition, see the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information” and “Risk Factors” under Item 1A of the Form Annual Report on 10-K for the year ended December 31, 2010, filed April 15, 2011. All amounts disclosed herein relate to our continuing operations unless otherwise stated.

OVERVIEW

Revenue

In 2010, our revenue grew by 7.1%, outpacing the overall network market which grew by 2.5% according to the December 2010 Miller Kaplan report. We believe our increased revenue resulted from our focus on delivering the best sports, talk, and music and entertainment programming and other key services to our affiliate and advertising customers. Additionally, our advertising revenue increased in the areas of sports, music and news programming. These increases were partially offset by a decline in advertising revenue from our talk radio programs and the cancellation of certain talk programs.

Net Loss from Continuing Operations

Our net loss from continuing operations for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $14,193, $3,550 and $15,205, respectively. Net loss from continuing operations per share attributable to common shareholders for basic and diluted shares for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $(0.68), $(6.89) and $(36.20), respectively.

Net Loss

Our net loss for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $31,257, $63,600 and $18,961, respectively. Net loss per share attributable to common shareholders for basic and diluted shares for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $(1.50), $(11.75) and $(43.64), respectively.

Operating Cash Flow

Net cash provided by operating activities was $8,136 for the twelve months ended December 31, 2010, an increase of $33,055 compared to the twelve months ended December 31, 2009. The increase was principally attributable to a 2010 federal tax refund of $12,940 in 2010, a lower net decrease in our deferred taxes of $14,453, a lower net loss of $51,304 (primarily from the absence of the 2009 impairment charge of $50,501) and an increase in the change in working capital of $11,557, partially offset by lower other non-cash adjustments of $6,698.

Adjusted EBITDA

Adjusted EBITDA was $1,783 for the twelve months ended December 31, 2010 an increase of $2,599 from a loss of $816 for the same period in 2009. This increase in Adjusted EBITDA is primarily attributable to an increase in revenue of $13,139, partially offset by an increase in operating costs of $10,235.

RESULTS OF OPERATION

Presentation of Results

Our consolidated financial statements and transactional records prior to the closing of the Refinancing reflect the historical accounting basis in our assets and liabilities and are labeled Predecessor Company, while such records subsequent to the Refinancing are labeled Successor Company and reflect the push down basis of accounting for the new fair values in our financial statements. Reference is made in this report to the refinancing of substantially all of our outstanding long-term indebtedness and recapitalization of our equity that closed on April 23, 2009 which is referred to in this report as the ”Refinancing”. This is presented in our consolidated financial statements by a vertical black line division which appears between the sections entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the Refinancing are not comparable. For management purposes we continue to measure our performance against comparable prior periods.

Our Network Radio business produces and distributes regularly scheduled and special syndicated programs, including exclusive live concerts, music and interview shows, national music countdowns, lifestyle short features, news broadcasts, talk programs, sporting events and sports features.

We have one operating segment, Network Radio. We evaluate performance using revenue and Adjusted EBITDA as the primary measure of profit and loss for our operating segment. Adjusted EBITDA is defined as operating income adjusted for the following: (1) plus depreciation, amortization and other non-cash losses, charges or expenses (including impairment of intangible assets and goodwill); (2) minus any “extraordinary,” “unusual,” “special” or “non-recurring” earnings or gains or plus any “extraordinary,” “unusual,” “special” or “non-recurring” losses, charges or expenses; (3) plus restructuring expenses or charges; and (4) plus non-cash compensation recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by our management and enhances their ability to understand our operating performance.

The principal components of our operating expenses are programming, production and distribution costs (including affiliate compensation and broadcast rights fees), selling expenses including commissions, promotional expenses and bad debt expenses, depreciation and amortization, and corporate general and administrative expenses. Corporate general and administrative expenses are primarily comprised of costs associated with corporate accounting, legal and administrative personnel costs, other administrative expenses, including those associated with corporate governance matters, and until its termination on March 3, 2008, the Management Agreement. Special charges include expenses associated with our debt agreements and amendments, corporate development, professional services rendered by various members of Gores and Glendon, Gores' equity investments, the Refinancing, the stock offering undertaken by us in late 2009 that we have no immediate plans to further pursue, the renegotiation of the CBS agreements and employment claim settlements.

In those instances where we function as the principal in the transaction, the revenue and associated operating costs are presented on a gross basis in the Consolidated Statement of Operations. In those instances where we function as an agent or sales representative, our effective commission is presented within revenue with no corresponding operating expenses. Although no individual relationship is significant, the relative mix of such arrangements is significant when evaluating operating margin and/or increases and decreases in operating expenses.

We have identified certain immaterial errors in our financial statements, which we corrected in subsequent interim periods. Such items have been reported and disclosed in the financial statements for the periods ended December 31, 2010, 2009 and 2008, as applicable. We do not believe these adjustments are material to our current period consolidated financial statements or to any prior period's consolidated financial statements and accordingly we have not restated any prior period financial statements. In an ongoing effort to improve our control environment, we have made further enhancements to our financial reporting personnel in 2010 and intend to continue to evaluate our internal controls and make further improvements as necessary.

Goodwill and Intangible Asset Impairment

As part of our annual impairment tests of goodwill and indefinite lived intangible assets, at December 31, 2010, we performed a Step 1 analysis by comparing our calculated fair value based on our forecast to our current carrying value. The results indicated a potential impairment in our discontinued operations and we performed a Step 2 analysis to compare the implied fair value of goodwill to the carrying value of its goodwill. As a result of the Step 2 analysis, we determined that there was no impairment to goodwill as of December 31, 2010. On April 1, 2011 we filed a notice of late filing on Form 12b-25 with the SEC, which estimated an impairment charge between $15,000 and $25,000 as of December 31, 2010. Subsequent to such filing we finalized our conclusion on the appropriate discount rate to be incorporated into our impairment model and concluded that we did not have an impairment as of December 31, 2010.

Restructuring

In the second quarter of 2010, we restructured certain areas of the Network Radio business (the “2010 Program”). The 2010 Program included charges related to the consolidation of certain operations that reduced our workforce levels during 2010, and additional actions to reduce our workforce as an extension of the 2008 Program (described below). In connection with the 2010 Program, we recorded $172 of costs for the year ended December 31, 2010. All costs related to the 2010 Program were incurred by the end of 2010.

In the third quarter of 2008, we announced a plan to restructure certain contracts and reduce labor costs in our Network Radio business (along with facilities and severance programs in our discontinued operations) (referred to herein as the “2008 Program”) and to implement other cost reductions. Since its inception, the 2008 Program included contract terminations of $6,751 and severance of $5,672.

The discontinued operations portion of the 2008 Program (included in loss from discontinued operations) entailed reducing the number of our Metro Traffic operational hubs from 60 to 13 regional centers and produced meaningful reductions in labor expense, aviation expense, station compensation, program commissions and rent. Since the commencement of the Metro Traffic re-engineering, we recorded $12,528 including severance of $5,980 and facilities consolidation costs of $6,548. All costs related to the Metro Traffic re-engineering were incurred by the end of 2010. Future expense related to the Metro Traffic re-engineering will be adjustments for changes, if any, resulting from revisions to our estimated sublease cash flows from facilities we closed in connection with the Metro Traffic re-engineering after the cease-use date (i.e., the day we exited the facilities) and will be reported in loss from discontinued operations.

Twelve Months Ended December 31, 2010 Compared with the Periods April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009

Revenue

Revenue for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 is as follows:

	Successor Company		Predecessor Company
	Twelve Months Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Month Change
Revenue	$196,986	$119,851	$63,996	$13,139

For the twelve months ended December 31, 2010, our revenue was $196,986, an increase of 7.1%, or $13,139 compared with the twelve months ended December 31, 2009. The increase resulted from increased advertising revenue in programming for sports of $12,716, music of $2,404 and news of $1,812. These increases were partially offset by decreases in advertising revenue from our talk radio programs of $2,374 and from the cancellation of certain talk programs of $1,665.

Operating Costs

Operating costs for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 are as follows:

	Successor Company		Predecessor Company
	Twelve Months Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Month Change
Programming and operating	$101,522	$57,550	$36,672	$(7,300)
Station compensation	47,373	31,882	15,881	390
Payroll and payroll related	22,130	12,912	7,427	(1,791)
Other	16,028	9,277	5,217	(1,534)
	$187,053	$111,621	$65,197	$(10,235)

Operating costs increased $10,235, or 5.8%, to $187,053 for the twelve months ended December 31, 2010 compared to the same period in 2009.

Programming and operating costs increased $7,300 for the twelve months ended December 31, 2010 compared to the same period in 2009, primarily due to increases in program commissions of $7,227 and broadcast rights of $3,751, partially offset by decreases in news service fees of $1,635, talent fees of $1,584 and other production expenses of $459.

Station compensation costs, which represent costs associated with acquiring radio and television station inventory to support revenue, decreased $390 for the twelve months ended December 31, 2010 compared to the same period in 2009.

Payroll and payroll related costs increased $1,791 for the twelve months ended December 31, 2010 compared to the same period in 2009. The increases were primarily a result of sales commissions of $1,010 and other compensation of $781, reflecting additional sales force hires in 2010 and variable compensation tied to revenue.

Other operating expenses increased $1,534 for the twelve months ended December 31, 2010 compared to the same period in 2009, primarily from higher insurance expenses of $667, promotion expense of $498, communication expense of $431 and technology costs $424, partially offset by a decrease in bad debt expense of $410.

Depreciation and Amortization

Depreciation and amortization decreased $1,290, or 17.8%, to $5,943 in the twelve months ended December 31, 2010 from the comparable period of 2009. The decrease is primarily attributable to the amortization expense in 2009 from insertion orders of $1,700 and lower depreciation of property and equipment of $189, partially offset by higher amortization of other intangibles of $599.

Corporate General and Administrative Expenses

Corporate, general and administrative expenses decreased $2,838 or 20.4%, to $11,076 for the twelve months ended December 31, 2010 compared to the twelve months ended December 31, 2009. The decrease is principally due to decreases in equity-based compensation expense of $2,088 and the absence of $1,652 of asset write-offs that occurred in the fourth quarter of 2009, partially offset by increases in professional services fees of $613 and payroll and related expenses of $457.

Restructuring Charges

We recorded restructuring charges for severance of $172, $357 and $1,057 in the twelve months ended December 31, 2010, the period from April 24, 2009 to December 31, 2009 and the period from January 1, 2009 to April 23, 2009, respectively. We recorded restructuring charges for contract terminations of $97 and $150 in the twelve months ended December 31, 2010 and the period from April 24, 2009 to December 31, 2009, respectively.

Special Charges

We incurred special charges aggregating $5,448 in the twelve months ended December 31, 2010. Special charges in 2010 included fees of $2,414 related to our debt agreements, including the cost to twice amend our Securities Purchase Agreement and Credit Agreement; professional fees of $1,339 related to the evaluation of potential business development activities, including acquisitions and dispositions; Gores and Glendon fees of $1,009; and employment claim settlements of $493 related to employee terminations that occurred prior to 2008. There were no similar charges for the foregoing cost in the twelve months ended December 31, 2009. Special charges in 2010 also included: fees of $193 related to the finalization of the income tax treatment of the Refinancing, a decrease of $13,702 when compared to the fees incurred in connection with the Refinancing for the twelve months of 2009. Such Refinancing fees included transaction fees and expenses related to the negotiation of definitive documentation and fees of various legal and financial advisors and other professionals involved in the Refinancing.

Special charges for the period from April 24, 2009 to December 31, 2009 included: Refinancing costs of $1,196, including transaction fees and expenses related to negotiation of the definitive documentation, fees of various legal and financial advisors for the constituents involved in the Refinancing (e.g., Westwood One, Gores, Glendon Partners, the banks, noteholders and the lenders of the Senior Credit Facility); professional fees and other costs related to the S-1 stock offering that we currently have no immediate plans to further pursue of $1,698; and costs related to the Culver City financing of $139

Special charges for the period from January 1, 2009 to April 23, 2009 included: Refinancing costs of $12,699, including transaction fees and expenses related to negotiation of the definitive documentation, fees of various legal and financial advisors for the constituents involved in the Refinancing (e.g., Westwood One, Gores, Glendon Partners, the banks, noteholders and the lenders of the Senior Credit Facility).

Operating Loss

The operating loss for the twelve months ended December 31, 2010 decreased by $18,611 to $12,803 from the same period in 2009. This decrease is primarily attributable to higher revenue of $13,139, lower restructuring and special charges of $11,579, lower depreciation and amortization of $1,290, lower corporate expense of $2,838, partially offset by an increase in operating expenses of $10,235.

Adjusted EBITDA

We evaluate performance using revenue and Adjusted EBITDA as the primary measure of profit and loss for our operating segment. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view the performance of our business in a manner similar to the primary method used by our management and enhances their ability to understand our operating performance.

Adjusted EBITDA for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 are as follows:

	Successor Company		Predecessor Company
	Twelve Months Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Month Change
Operating loss	$(12,803)	$(11,260)	$(20,154)	$18,611
Depreciation and amortization	5,943	6,128	1,105	(1,290)
Restructruing charges	269	507	1,057	(1,295)
Special and other charges (1)	6,045	4,685	12,699	(11,339)
Non-cash equity based compensation	2,329	2,734	1,683	(2,088)
Adjusted EBITDA	$1,783	$2,794	$(3,610)	$2,599

(1)
Special charges and other includes expense of $597 and 1,652 classified as general and administrative expense on the Statement of Operations for the year ended December 31, 2010 and the period April 24 to December 31, 2009, respectively.

Adjusted EBITDA was $1,783 for the twelve months ended December 31, 2010 an increase of $2,599 from a loss for the same period in 2009. This increase in Adjusted EBITDA is primarily attributable to an increase in revenue of $13,139, partially offset by an increase in operating costs of $10,235.

Interest Expense

Interest expense increased $3,567, or 87.9%, to $7,624 in the twelve months ended December 31, 2010 from the comparable period of 2009. The increase is primarily attributable to the increase in costs related to the amendments to the Securities Purchase Agreements of $2,648 and increased interest related to the Culver City financing of $657. Interest expense included in the loss from discontinued operations of $15,627, $12,056 and $1,891 for the year ended December 31, 2010, the period April 24, 2009 to December 31, 2009 and the period January 1, to April 23, 2009, respectively, is related to the Senior Notes having been repaid in conjunction with the sale of our Metro Traffic business.

Other Expense

Other expense in the twelve months ended December 31, 2010 was $1,688 which primarily represents the fair market value adjustment related to the February 2011 Gores equity commitment of $1,538, a loss on the disposal of long-lived assets of $258 and the gain on sale of marketable securities in the fourth quarter of $98. The February 2011 Gores equity commitment constituted an embedded derivative and is valued in accordance with derivative accounting (see Note 9 - Debt for additional detail).

Provision for Income Taxes

Income tax benefit for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $7,922, $10,431 and $5,985, respectively. Our effective tax rate for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were 35.8%, 74.6% and 28.2%, respectively. The 2009 effective rates were higher due to certain special charges and restructuring charges that were non-deductable. An additional tax benefit of $590 was recorded in the twelve months ended December 31, 2010 related to an increase in our federal income tax refund arising from a change in the determination of the deductibility of certain costs for the twelve months ended December 31, 2009. These additional income tax benefits are primarily related to deductions taken in U.S. federal filings for which it is more likely than not that those deductions would be sustained on their technical merits.

Loss from Continuing Operations

Our net loss from continuing operations for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $14,193, $3,550 and $15,205, respectively. Net loss from continuing operations per share for basic and diluted shares for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $(0.68), $(6.89) and $(36.20), respectively. Net loss per share amounts reflected the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Average share amounts for the year ended December 31, 2010 and the period April 24, 2009 to December 31, 2009 were significantly higher than the January 1, 2009 to April 23, 2009 period as a result of the conversions of shares of preferred stock into common stock in July and August 2009.

Loss from Discontinued Operations

Our net loss from discontinued operations for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $17,064, $60,050 and $3,756, respectively. Net loss from discontinued operations for the twelve months ended December 31, 2010 decreased by $46,742 to $17,064 from the same period in 2009. This decrease is primarily attributable to a decrease in goodwill and intangible asset impairment of $50,501, increased revenues of $9,073 and lower restructuring and special charges of $4,030, partially offset by an increase in operating costs of $9,908 and a lower tax benefit of $8,445.

Net Loss

Our net loss for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $31,257, $63,600 and $18,961, respectively. Net loss per share attributable to common shareholders for basic and diluted shares for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 were $(1.50), $(11.75) and $(43.64), respectively.

The Periods April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009
Compared With Twelve Months Ended December 31, 2008

Revenue

Revenue for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the twelve months ending December 31, 2008 are as follows:

	Successor Company	Predecessor Company
	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Months Ended December 31, 2008	Twelve Month Change
Revenue	$119,851	$63,996	$209,532	$(25,685)

For the twelve months ended December 31, 2009, our revenue decreased $25,685, compared to $209,532 for the twelve months ended December 31, 2008, a 12.3% decline. The declines in 2009 were primarily the result of the cancellation of certain programs of $8,619, absence of the summer Olympics of $1,286, declines in audience, lower revenue from our RADAR network inventory and the ongoing economic downturn and, in particular, the general decline in advertising spending which began to contract in 2008 and continued throughout much of 2009. This led to a reduction of revenues from our programming for news $10,407, sports of $3,211 and music of $2,536.

Expenses

Operating costs

Operating costs for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the twelve months ending December 31, 2008 are as follows:

	Successor Company	Predecessor Company
	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Months Ended December 31, 2008	Twelve Month Change
Programming and operating	$57,550	$36,672	$110,060	$15,838
Station compensation	31,882	15,881	47,359	(404)
Payroll and payroll related	12,912	7,427	27,268	6,929
Other operating expenses	9,277	5,217	11,928	(2,566)
	$111,621	$65,197	$196,615	$19,797

For the twelve months ended December 31, 2009, operating costs decreased $19,797, or 10.1%, from $196,615 for the twelve months ended December 31, 2008.

For the twelve months ended December 31, 2009, programming and operating costs decreased by $15,838 compared to $110,060 for the twelve months ended December 31, 2008, primarily due to reduced revenue sharing expense from program commissions of $6,245 as a result of our lower revenue, lower broadcast rights of $3,929, lower talent fees of $4,037 and lower news service fees of $1,593.

For the twelve months ended December 31, 2009, station compensation expense increased by $404 compared to $47,359 for the twelve months ended December 31, 2008.

For the twelve months ended December 31, 2009, payroll and payroll related costs decreased by $6,929 or 25.4% compared to $27,268 for the twelve months ended December 31, 2008, as a result of the salary reductions and decreased headcount.

For the twelve months ended December 31, 2009, other operating expenses increased by $2,566 compared to $11,928 for the twelve months ended December 31, 2008, primarily reflecting increased accounting and audit fees of $1,452.

Depreciation and Amortization

Depreciation and amortization for the twelve months ended December 31, 2009 increased $2,301, or 46.7%, compared to $4,932 for the twelve months ended December 31, 2008. The increase is attributable to the increase in amortization expense of $4,044 from the fair value of amortizable intangibles that were recorded as a result of the Refinancing and our application of push down acquisition accounting, and by increased depreciation and amortization from our additional investments in systems and infrastructure of $1,285. This was partially offset by a decrease in warrant amortization expense of $1,618 as a result of the cancellation on March 3, 2008 of all outstanding warrants previously granted to CBS Radio.

Corporate General and Administrative Expenses

Corporate, general and administrative expenses decreased $1,087 for the twelve months ended December 31, 2009 as compared to $15,001 for the twelve months ended December 31, 2008. The decrease is due to reduced legal fees for normal operations of $949, lower accounting fees of $1,103 and reduced consulting fees of $767, partially offset by the $1,652 of asset write-offs that occurred in the fourth quarter of 2009.

Goodwill and Intangible Asset Impairment

In 2008, we determined that our goodwill was impaired and recorded impairment charges totaling $126,423 ($60,563 in the second quarter and $65,860 in the fourth quarter).

Restructuring Charges

In connection with the 2008 Program, which included staff reductions and the elimination of underperforming programming that commenced in the last half of 2008, restructuring charges decreased $9,026 for the twelve months ended December 31, 2009 as compared to $10,590 for the twelve months ended December 31, 2008. This reflected decreased contract terminations of $6,354 and decreased severance costs of $4,236. The charges for the twelve months ended December 31, 2008 included contract terminations of $6,504 and severance of $4,086.

Special Charges

Special charges for the period from April 24, 2009 to December 31, 2009 included: Refinancing costs of $1,196, including transaction fees and expenses related to negotiation of the definitive documentation and fees of various legal and financial advisors for the constituents involved in the Refinancing (e.g., Westwood One, Gores, Glendon Partners, the banks, noteholders and the lenders of the Senior Credit Facility); professional fees and other costs related to the S-1 stock offering that we currently have no immediate plans to further pursue of $1,698; and costs related to the Culver City financing of $139

Special charges for the period from January 1, 2009 to April 23, 2009 included: Refinancing costs of $12,699, including transaction fees and expenses related to negotiation of the definitive documentation and fees of various legal and financial advisors for the constituents involved in the Refinancing (e.g., Westwood One, Gores, Glendon Partners, the banks, noteholders and the lenders of the Senior Credit Facility).

Special charges for the period from April 24, 2009 to December 31, 2009 and for the period from January 1, 2009 to April 23, 2009 had no corresponding charges in the comparable twelve month period in 2008.

Special charges for 2008 consisted of associated legal and professional fees of $6,624 incurred in connection with the new CBS arrangement and contract termination costs of $5,000.

Operating Loss

The operating loss for the twelve months ended December 31, 2009 decreased by $124,239 from $155,653 versus 2008. This decrease is primarily due to the absence of goodwill impairment charges in 2009 and goodwill impairment charges in 2008 of $126,423, lower operating costs of $19,797 and lower restructuring expenses of $9,026, partially offset by the decline in revenue of $25,685 and an increase in special charges of $4,108.

Adjusted EBITDA

Adjusted EBITDA for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the twelve months ending December 31, 2008 are as follows:

	Successor Company	Predecessor Company
	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Months Ended December 31, 2008	Twelve Month Change
Operating loss	$(11,260)	$(20,154)	$(155,653)	$124,239
Depreciation and amortization	6,128	1,105	4,932	2,301
Goodwill impairment	—	—	126,423	(126,423)
Restructuring charges	507	1,057	10,590	(9,026)
Special charges and other (1)	4,685	12,699	14,016	3,368
Non-cash equity-based compensation	2,734	1,683	4,437	(20)
Adjusted EBITDA	$2,794	$(3,610)	$4,745	$(5,561)

(1) Special charges and other includes expense of $1,652 and $2,392, which are classified as general and administrative expense on the Statement of Operations for the period April 24, 2009 to December 31, 2009 and for the year ended December 31, 2008, respectively.

Adjusted EBITDA loss for the twelve months ended December 31, 2009 decreased $5,561 from Adjusted EBITDA of $4,745 for the twelve months ended December 31, 2008. The decrease is due to the decline in revenue of $25,685 partially offset by lower operating costs of $19,797

Interest Expense

Interest expense decreased $6,576, or 61.8%, for the twelve months ended December 31, 2009 from $10,633 in the comparable period of 2008. The decrease was due to lower average debt levels during 2009 as a result of our Refinancing that closed on April 23, 2009. Interest expense included in the loss from discontinued operations of $12,056, $1,891 and $6,018 for the period April 24, 2009 to December 31, 2009, the period January 1, to April 23, 2009 and the year ended December 31, 2010, respectively, is related to the Senior Notes having been repaid in conjunction with the sale of our Metro Traffic business.

Provision for Income Taxes

Income tax benefits for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the twelve months ended December 31, 2008 were $10,431, $5,985 and $43,149, respectively. Income tax benefits for the twelve months ended December 31, 2009 decreased $26,733 from an income tax benefit of $43,139 for the twelve months ended December 31, 2008, primarily due to lower interest expense, partially offset by higher operating losses and higher deductible expenses in the 2009 periods. The effective 2008 income tax rate was impacted by the 2008 goodwill impairment charge, which was substantially non-deductible for tax purposes.

Our effective tax rate for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the twelve months ended December 31, 2008 were 74.6%, 28.2% and 26.0%, respectively. The change in the effective tax rate is the result of large non-deductible expenses in 2008 for goodwill impairments.

Loss from Continuing Operations

Our net loss from continuing operations for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the twelve months ended December 31, 2008 were $3,550, $15,205 and $122,929, respectively. Net loss from continuing operations per share for basic and diluted shares for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the twelve months ended December 31, 2008 were $(0.89), $(36.20) and $(257.12), respectively. Net loss per share amounts reflected the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Average share amounts for the April 24, 2009 to December 31, 2009 were significantly higher than for the period January 1 to April 23, 2009 and the year ended December 31, 2008 as a result of the conversions of shares of preferred stock into common stock in July and August 2009.

Loss from Discontinued Operations

Our net losses from discontinued operations for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the twelve months ended December 31, 2008 were $60,050, $3,756, and $304,634, respectively. Net loss from discontinued operations for the twelve months ended December 31, 2009 decreased by $240,828 from $304,934 from the same period in 2008. This decrease is primarily attributable to a decrease in goodwill and intangible asset impairment of $253,202, increased tax benefits of $44,633 (compared to tax expense in 2008) and lower operating costs of $16,015, partially offset by lower revenues of $38,397, lower non-operating income of $12,097, lower interest expense of $7,929, higher depreciation and amortization of $10,705 and higher restructuring and special charges of $3,897.

Net Loss

Our net losses for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the twelve months ended December 31, 2008 were $63,600, $18,961 and $427,563. The decrease for the twelve months ended December 31, 2009 of $345,002 from a net loss of $427,563 in the comparable period of 2008, was primarily attributable to the decrease in charges for goodwill and intangible impairment of $379,625. Net losses per share attributable to common shareholders for basic and diluted shares was $(11.75), $(43.64) and $(878.73), respectively

Liquidity, Cash Flow and Debt

Cash flows for the twelve months ended December 31, 2010 and for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 are as follows:

	Successor Company		Predecessor Company
	Twelve Months Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Twelve Month Change
Net cash provided by (used in) operating activities	$8,136	$(24,142)	$(777)	$33,055
Net cash used in investing activities	(7,957)	(6,434)	(1,384)	(139)
Net cash (used in) provided by financing activities	(2,065)	31,395	(271)	(33,189)
Net (decrease) increase in cash and cash equivalents	(1,886)	819	(2,432)	$(273)
Cash and cash equivalents, beginning of period	4,824	4,005	6,437
Cash and cash equivalents, end of period	$2,938	$4,824	$4,005

Net cash provided by operating activities was $8,136 for the twelve months ended December 31, 2010, an increase of $33,055 compared to the twelve months ended December 31, 2009. The increase was principally attributable to an increase in the change in accounts payable, accrued liabilities and amounts payable to related parties of $21,536, a lower net decrease in our deferred taxes of $14,453, a 2010 federal tax refund of $12,940 in 2010, a lower net loss of $51,304 (primarily from the absence of the 2009 impairment charge of $50,501), a decrease in the change in prepaid and other assets of $4,154 and an increase in the change in deferred revenue of $1,769. These items were partially offset by an increase in the change in accounts receivable of $15,694, lower other non-cash adjustments of $6,698 and a decrease in the change in taxes payable of $208.

While our business at times does not require significant cash outlays for capital expenditures, capital expenditures for the twelve months ended December 31, 2010 increased $2,275 to $8,843, compared to the twelve months ended December 31, 2009, primarily as a result of payments related to investment in internal use software we installed. In the fourth quarter of 2010, we received proceeds from the sale of marketable securities of $886.

Cash used in financing activities was $2,065 for the twelve months ended December 31, 2010, a decrease of $33,189 compared to the twelve months ended December 31, 2009. As part of the Securities Purchase Agreement amendments, we paid down our Senior Notes by $16,032 during 2010. We borrowed $10,000 under our revolving credit facility during 2010, received $5,000 in proceeds from the issuance of common stock to Gores and paid $1,033 under our capital leases. During the period from April 24, 2009 to December 31, 2009, we received $20,000 in proceeds from a term loan, $25,000 from the issuance of preferred stock to Gores and $6,998 from the Culver City building financing, all of which were partially offset by a repayment of the old senior debt of $25,000, repayment of the revolving credit facility of $11,000 and payments of $603 under our capital leases. During the period from January 1, 2009 to April 23, 2009, we paid $271 under our capital leases.

Liquidity and Capital Resources

We continually project anticipated cash requirements, which may include requirements for potential M&A activity, capital expenditures, principal and interest payments on our outstanding indebtedness, dividends and working capital requirements. To date, funding requirements have been financed through cash flows from operations, the issuance of equity to Gores and the issuance of long-term debt.

At December 31, 2010, our principal sources of liquidity were our cash and cash equivalents of $2,938 and borrowing availability of $3,781 under our revolving credit facility, which equaled $6,719 in total liquidity. Cash flow from operations is also a principal source of funds. We have experienced significant operating losses since 2005 as a result of increased competition in our local and regional markets, reductions in national audience levels, and reductions in our local and regional sales force, and more recently, as a result of higher programming fees and station compensation costs. As described in more detail below, as a result of our waiver and fourth amendment to our debt agreements entered into on April 12, 2011 and based on our 2011 projections, which we believe use reasonable assumptions regarding the current economic environment, we estimate that cash flows from operations will be sufficient to fund our cash requirements, including scheduled interest and required principal payments on our outstanding indebtedness and projected working capital needs, and provide us sufficient Adjusted EBITDA to comply with our amended debt covenants for at least the next 12 months.

As described elsewhere in this report, in connection with the sale of our Metro Traffic segment that closed on April 29, 2011, we paid off all of the Senior Notes held by non-Gores holders in an amount equal to $103,873 (including PIK of $10,895 and accrued interest of $799), which means our existing debt on April 30, 2011 totaled $45,393 (not including $1,219 of letters of credit issued under the Senior Credit Facility). Our Senior Credit Facility and Senior Notes mature on October 15, 2012. If we are unable to meet our debt service and repayment obligations under the Senior Notes or the Senior Credit Facility, we would be in default under the terms of the agreements governing our debt, which if uncured, would allow our creditors at that time to declare all outstanding indebtedness to be due and payable and materially impair our financial condition and liquidity. If financing is limited or unavailable to us upon the maturity of the Senior Credit Facility and Senior Notes, the Company may not have the financial means be able to repay the debt, which would have a material adverse effect on our business continuity, our financial condition and our results of operations.

Existing Indebtedness

Our existing debt totaling $146,629 consists of: $111,629 under the Senior Notes maturing October 15, 2012 (which includes $10,222 due to Gores) and the Senior Credit Facility, consisting of a $20,000 unsecured, non-amortizing term loan and $15,000 outstanding under our revolving credit facility as of March 31, 2011. The term loan and revolving credit facility (i.e., the “Senior Credit Facility”) mature on October 15, 2012 and are guaranteed by subsidiaries of the Company and Gores. The Senior Notes bear interest at 15.0% per annum, payable 10% in cash and 5% PIK interest. The PIK interest accretes and is added to principal quarterly, but is not payable until maturity. As of December 31, 2010, the accrued PIK interest was $10,161. As a result of the waiver and fourth amendments to the debt agreements we entered into on April 12, 2011, a 5% leverage fee will be imposed effective October 1, 2011, subject to the potential elimination of such as described below. The 5% leverage fee will be equal to 5% of the Senior Notes outstanding for the period beginning October 1, 2011, and shall accrue on a daily basis from such date until the fee amount is paid in full. The fee shall be payable on the earlier of July 15, 2012 or the date on which the Senior Notes are paid. Accrued and unpaid leverage fee amounts shall be added to the principal amount of the Senior Notes at the end of each calendar quarter (as is the case with PIK interest on the Senior Notes which accretes to the principal amount). The Senior Notes may be prepaid at any time, in whole or in part, without premium or penalty. Payment of the Senior Notes is mandatory upon, among other things, certain asset sales and the occurrence of a “change of control” (as such term is defined in the Securities Purchase Agreement governing the Senior Notes). The Senior Notes are guaranteed by the subsidiaries of the Company and are secured by a first priority lien on substantially all of the Company's assets. Effective as of the date of the waiver and fourth amendments to the credit agreements, the Senior Notes held by Gores were fully subordinated to the Senior Notes held by non-Gores holders, including in connection with any future pay down of Senior Notes from the proceeds of any asset sale. Notwithstanding the foregoing, if at any time, the Company provides satisfactory documentation to its lenders that its debt leverage ratio for any LTM period complies with the following debt covenant levels for the five quarters beginning on June 30, 2011: 5.00, 5.00, 4.50, 3.50 and 3.50, and provided more than 50% of the outstanding amount of non-Gores Senior Notes (i.e., Senior Notes held by the non-Gores holders) shall have been repaid as of such date, then the 5% leverage fee would be eliminated on a prospective basis. The foregoing levels represent the same covenant levels set forth in the Second Amendment to the Securities Purchase Agreement entered into on March 30, 2010, except that the debt covenant level for June 30, 2011 was 5.50 in the Second Amendment. As part of the waiver and fourth amendment, the Company agreed it would need to comply with a 5.00 covenant level on June 30, 2011, on an LTM basis, for the 5% leverage fee to be eliminated at that specific time.

Loans under our existing Credit Agreement (which govern the Senior Credit Facility) bear interest at our option at either LIBOR plus 4.5% per annum (with a LIBOR floor of 2.5%) or a base rate plus 4.5% per annum (with a base rate floor of the greater of 3.75% and the one-month LIBOR rate).

Both the Securities Purchase Agreement (governing the Senior Notes) and Credit Agreement (governing the Senior Credit Facility) contain restrictive covenants that, among other things, limit our ability to incur debt, incur liens, make investments, make capital expenditures, consummate acquisitions, pay dividends, sell assets and enter into mergers and similar transactions beyond specified baskets and identified carve-outs. Additionally, we may not exceed the maximum senior leverage ratio (the principal amount outstanding under the Senior Notes over our Adjusted EBITDA) referred to in this report as our debt leverage covenant. The Securities Purchase Agreement contains customary representations and warranties and affirmative covenants. The Credit Agreement contains substantially identical restrictive covenants (including a maximum senior leverage ratio calculated in the same manner as with the Securities Purchase Agreement), affirmative covenants and representations and warranties like those found in the Securities Purchase Agreement, modified, in the case of certain covenants, for a cushion on basket amounts and covenant levels from those contained in the Securities Purchase Agreement.

Since the time of our Refinancing, we have entered into five amendments to our debt agreements with our lenders (on October 14, 2009, March 30, 2010, August 17, 2010, April 12, 2011and most recently, August 29, 2011). In each case, our underperformance against our financial projections caused us to reduce our forecasted results. With the exception of our revised projections at the time of our October 2009 amendment and at the time of our April 2011 amendment (where we requested and received a waiver of our debt leverage covenants to be measured on December 31, 2009 and March 31, 2011, respectively, on a trailing four-quarter basis), our projections have indicated that we would attain sufficient Adjusted EBITDA to comply with the debt leverage covenants then in place. Notwithstanding this, in both of the 2010 amendments, management did not believe there was sufficient cushion in our projections of Adjusted EBITDA to predict with any certainty that we would satisfy such covenants given the unpredictability in the economy and our business. Additionally, given our constrained liquidity on June 30, 2010 and our revised projections in place at such time, management believed it was prudent to renegotiate amendments to our debt agreements to enhance our available liquidity in addition to modifying our debt leverage covenants. These negotiations resulted in the August 17, 2010 amendment in which Gores agreed to purchase an additional $15,000 of common stock. As a result thereof, 769,231 shares were issued to Gores on September 7, 2010 for approximately $5,000 and 1,186,240 shares were issued to Gores on February 28, 2011 for approximately $10,000. Because the $10,000 investment by Gores was to be made based on a trailing 30-day weighted average of our common stock's closing share price for the 30 consecutive days ending on the tenth day immediately preceding the date of the stock purchase, and additionally included a collar (e.g., a $4.00 per share minimum and a $9.00 per share maximum price), the Gores $10,000 equity commitment was deemed to contain embedded features having the characteristics of a derivative to be settled in our common stock. Accordingly, pursuant to authoritative guidance, we determined the fair value of this derivative by applying the Black-Scholes model using the Monte Carlo simulation to estimate the price of our common stock on the derivative's expiration date and estimated the expected volatility of the derivative by using the aforementioned trailing 30-day weighted average. On August 17, 2010, we recorded an asset of $442 related to the aforementioned $10,000 Gores equity commitment. On December 31, 2010, the fair market value of such Gores equity commitment was a liability of $1,096 resulting in other expense of $1,538 for the year ended December 31, 2010. The derivative expired on February 28, 2011, the date Gores satisfied the $10,000 Gores equity commitment by purchasing 1,186,240 shares of common stock at a per share price of $8.43, calculated in accordance with the trailing 30-day weighted average of our common stock's closing price as described above. We accrued additional fees of $2,433 related to amending our credit agreements in the year ended December 31, 2010 recorded as interest expense.

As a result of the waiver and fourth amendment to the Securities Purchase Agreement entered into on April 12, 2011, our previously existing maximum senior leverage ratios (expressed as the principal amount of Senior Notes over our Adjusted EBITDA (as defined in our lender agreements) measured on a trailing, four-quarter basis) of 11.25, 11.0 and 10.0 times for the first three quarters of 2011 were replaced by a covenant waiver for the first quarter of 2011 and minimum LTM EBITDA thresholds of $4,000 and $7,000 respectively, for the second and third quarters of 2011. Debt leverage covenants for the last quarter of 2011 and the first two quarters in 2012 (the Senior Notes mature on October 15, 2012) remain unchanged. The quarterly debt leverage covenants that appear in the Credit Agreement (governing the Senior Credit Facility) were also amended to reflect a change to minimum LTM EBITDA thresholds and maintain the additional 15% cushion that exists between the debt leverage covenants applicable to the Senior Credit Facility and the corresponding covenants applicable to the Senior Notes. By way of example, the minimum LTM EBITDA thresholds of $4,000 and $7,000 for the second and third quarters of 2011 in the Securities Purchase Agreement (applicable to the Senior Notes) are $3,400 and $5,950, respectively, in the Credit Agreement (governing the Senior Credit Facility). The Senior Notes held by Gores were also subordinated to the Senior Notes held by non-Gores holders, effective October 1, 2011, a 5% leverage fee will be imposed and we agreed to report the status of any M&A discussions/activity on a bi-weekly basis. As noted above, if at any time, we provide satisfactory documentation to our lenders that our debt leverage ratio for any LTM period complies with the following debt covenant levels for the five quarters beginning on June 30, 2011: 5.00, 5.00, 4.50, 3.50 and 3.50, and provided more than 50% of the outstanding amount of non-Gores Senior Notes (i.e., Senior Notes held by the non-Gores holders) shall have been repaid as of such date, then the 5% leverage fee would be eliminated on a prospective basis.

On July 22, 2011, we entered into a seventh amendment to our Credit Agreement for the sole purpose of eliminating provisions with respect to the Sponsor Letter of Credit (as defined in the Credit Agreement), which is the letter of credit that was previously required to be posted by Gores in connection with its guaranty of the Credit Facility. On August 29, 2011, we entered into an Eight Amendment to our Credit Agreement and Seventh Amendment to our Securities Purchase Agreement, each for the sole purpose of extending the maturity date of the debt represented by each such agreement from July 15, 2012 to October 15, 2012.  The Senior Notes held by Gores were also amended to reflect the October 15, 2012 maturity date.

On August 2, 2011, we repaid $8,000 of our revolving credit facility leaving an outstanding balance of $7,000 thereunder as of such date.

On March 31, 2010, June 4, 2010 and November 30, 2010, we repaid $3,500, $12,000 and $532, respectively, of the Senior Notes in accordance with the agreements related to our debt covenants.

Adjusted EBITDA for the nine months ended September 30, 2010 was $11,269. Under the terms of our Senior Notes, in order to have satisfied our 11.25 to 1.00 covenant for the twelve month period ended December 31, 2010, we had to realize Adjusted EBITDA (loss) for the three months ended December 31, 2010 of no more than $(1,346). For the three months ended December 31, 2010 our Adjusted EBITDA was $869, which was $2,215 in excess of the required Adjusted EBITDA. As a point of reference, our Adjusted EBITDA for the three months ended December 31, 2009 was $6,089.

•
We have obtained from our lenders a debt covenant waiver for the first quarter of 2011 and accordingly, there is no minimum LTM EBITDA threshold or debt covenant level that we must satisfy for this period.

•
In order to satisfy our minimum LTM EBITDA threshold of $4,000 for the twelve month period ending June 30, 2011, we must realize a minimum Adjusted EBITDA loss of $(1,359) for the six months ended June 30, 2011. This compares to our Adjusted EBITDA for the six months ended June 30, 2010 of $6,779. Adjusted EBITDA for the six months ended December 31, 2010 was $5,359.

•
In order to satisfy our minimum LTM EBITDA threshold of $7,000 for the twelve month period ending September 30, 2011, we must realize a minimum Adjusted EBITDA of $6,131 for the nine months ended September 30, 2011. This compares to our Adjusted EBITDA for the nine months ended September 30, 2010 of $11,269. Adjusted EBITDA for the three months ended December 31, 2010 was $869.

•
In order to satisfy our 9.00 to 1.00 covenant for the twelve month period ending December 31, 2011, we must realize a minimum Adjusted EBITDA of $13,035 for the twelve months ended December 31, 2011. This compares to our Adjusted EBITDA for the twelve months ended December 31, 2010 of $12,138.

Our minimum LTM EBITDA thresholds (for the second and third quarter of 2011) and our maximum senior leverage ratios for the last quarter of 2011 and first two quarters of 2012 (each referred to herein as our “debt leverage covenant”), defined as the principal amount of Senior Notes over our Adjusted EBITDA (defined below), are measured on a trailing, four-quarter basis. The covenants are the same under our Securities Purchase Agreement, governing the Senior Notes, and our Senior Credit Facility, governing the Senior Credit Facility, except that they have different maximum levels. We have presented the more restrictive of the two levels below.

Quarter Ending	Maximum Senior Leverage Ratio Covenant / Minimum LTM EBITDA Thresholds	Principal Amount of Senior Notes Estimated Outstanding (Includes PIK) *	Required Last Twelve Months (LTM) Minimum Adjusted EBITDA
12/31/2010	11.25 to 1.0	111,629	9,923
3/31/2011	Waived	113,024	Waived
6/30/2011	4,000 **	114,437	4,000
9/30/2011	7,000 **	115,868	7,000
12/31/2011	9.00 to 1.0	117,316	13,035
3/31/2012	8.00 to 1.0	118,801	14,850
6/30/2012	7.50 to 1.0	120,322	16,043

*
The above table reflects PIK of 5% through September 30, 2011 and PIK a debt leverage fee equal to 5% that becomes payable beginning October 1, 2011 (assuming no paydown of more than 50% of the principal amount of the non-Gores Senior Notes and compliance with certain covenants as described above) in connection with the waiver and fourth amendment to the debt agreements.

**
The April 12, 2011 waiver and fourth amendment set forth minimum LTM EBITDA thresholds of $4,000 and $7,000 for the second and third quarters of 2011 to replace Maximum Senior Leverage Ratio Covenant / Minimum LTM EBITDA Thresholds

Adjusted EBITDA has the same definition in both of our borrowing agreements and means Consolidated Net Income adjusted for the following: (1) minus any net gain or plus any loss arising from the sale or other disposition of capital assets; (2) plus any provision for taxes based on income or profits; (3) plus consolidated net interest expense; (4) plus depreciation, amortization and other non-cash losses, charges or expenses (including impairment of intangible assets and goodwill); (5) minus any “extraordinary,” “unusual,” “special” or “non-recurring” earnings or gains or plus any “extraordinary,” “unusual,” “special” or “non-recurring” losses, charges or expenses; (6) plus restructuring expenses or charges; (7) plus non-cash compensation recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; (8) plus any Permitted Glendon/Affiliate Payments (as described below); (9) plus any Transaction Costs (as described below); (10) minus any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and (11) minus any other non-cash items increasing such Consolidated Net Income (including, without limitation, any write-up of assets); in each case to the extent taken into account in the determination of such Consolidated Net Income, and determined without duplication and on a consolidated basis in accordance with GAAP.

“Permitted Glendon/Affiliate Payments” means payments made at our discretion to Gores and its affiliates including Glendon Partners for consulting services provided to Westwood One and “Transaction Costs” refers to the fees, costs and expenses incurred by us in connection with the Refinancing.

Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. While Adjusted EBITDA does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs, we use Adjusted EBITDA as defined in our lender agreements as a liquidity measure, which is different from operating cash flow, the most directly comparable financial measure calculated and presented in accordance with GAAP. We have provided below the requisite reconciliation of operating cash flow to Adjusted EBITDA.

Adjusted EBITDA for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Twelve Months Ended December 31,
	2010	2009	2008
Net cash provided by (used in) operating activities	$8,136	$(24,919)	$2,038
Interest expense	7,624	4,057	10,633
Income taxes benefit	(7,922)	(16,416)	(43,149)
Deferred taxes	17,458	31,911	13,907
Federal tax refund	(12,940)	—	—
Special charges and other (1)	6,045	17,384	14,016
Restructuring	269	1,564	10,590
Paid-in-kind interest	(5,734)	(4,427)	—
Change in assets and liabilities	(14,333)	(2,778)	(6,376)
Other non-operating income	1,688	(298)	11,163
Change in fair value of derivative liability	(1,538)	—	—
Traffic land write-down	(321)	(1,852)	—
Amortization of deferred financing costs	(23)	(331)	(1,674)
Losses (gains) on sales of securities	98	2	(2)
Loss on disposal of property and equipment	(258)	(190)	(206)
Discontinued operations loss before depreciation and amortization and equity-based compensation expense	3,534	45,978	297,508
Discontinued operations goodwill impairment	—	(50,501)	(303,703)
	$1,783	$(816)	$4,745

(1)
Special charges and other includes expense of $597, $1,652 and $2,392 are classified as general and administrative expense on the Statement of Operations for the years ended December 31, 2010, 2009 and 2008, respectively.

We did not pay dividends to our stockholders during 2010, 2009 or 2008. In May 2007, our Board elected to discontinue the payment of a dividend on our common stock. The payment of dividends on our common stock is prohibited by the terms of our Senior Notes and Senior Credit Facility. There are no plans to declare dividends on our common stock for the foreseeable future. Additionally, our Senior Credit Facility and Senior Notes contain covenants that restrict our ability to repurchase shares of our common stock. Notwithstanding the foregoing, if the proposed merger with Verge (d/b/a Dial Global) closes, the remaining Senior Notes and Senior Credit Facility would be refinanced. Further, in such instance, pursuant to the terms of the Merger Agreement with Verge, a dividend equal to the excess, if any, of (i) $47,901,155 (representing the Company’s target net debt) and (ii) the aggregate net debt of the Company as of the close of business on the day immediately preceding the closing date of the merger.

Goodwill

The estimates and assumptions used in our impairment analysis vary between our reporting units depending on the facts and circumstances specific to each unit. We believe that the estimates and assumptions we made are reasonable, but they are susceptible to change from period to period. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions and a slower or weaker economic recovery than currently estimated by management could have a significant impact on the estimated fair value of our reporting units and could result in an impairment charge in the future.

On April 1, 2011 we filed a notice of late filing on Form 12b-25 with the SEC, which estimated an impairment charge between $15,000 and $25,000 as of December 31, 2010. Subsequent to such filing we finalized our conclusion on the appropriate discount rate to be incorporated into our impairment model and concluded that we did not have an impairment as of December 31, 2010.

We have performed a sensitivity analysis to detail the impact that changes in assumptions may have on the outcome of the impairment test. Our sensitivity analysis provides a range of potential impairment for each reporting unit, where the starting point of the range is our selected discount rate for the 2010 annual impairment test and increases the discount rate in increments of 1.0% until the rate of 15.5,%, which was the discount rate used in our 2009 annual impairment test.

The following table reflects our sensitivity analysis.

	Network Radio	Goodwill Related to Discontinued Operations	Total
Discount rate
10%	—	—	—
11%	—	—	—
12%	—	1,292	1,292
13%	—	8,193	8,193
14%	1,932	13,821	15,753
15.5%	8,211	20,466	28,677

Pro Forma Information 2009 and 2008

The following unaudited pro forma condensed financial information has been prepared to give effect to the Refinancing, as if the Refinancing had been completed on the first day of the earliest period presented. As a result of the Refinancing, a change in control occurred, which required us to account for the change of control with a revaluation of our balance sheet to a fair-value basis from a historical cost basis.

The actual results reported in periods following the Refinancing may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts. In addition, no adjustments have been made for non-recurring items related to the Refinancing. As a result, this pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Refinancing been completed on the first day of the earliest period presented. These pro forma financial statements are based upon historical financial statements and do not purport to project the future financial condition and results of operations after giving affect to the Refinancing.

The pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the purchase price and the allocation thereof to the assets acquired and liabilities assumed based on preliminary estimates of fair value.

The following unaudited pro forma condensed financial information for the twelve months ended December 31, 2009 and 2008 should be read in conjunction with, and is qualified by reference to, our consolidated income statements for the period from April 24, 2009 to December 31, 2009, the period from January 1, 2009 to April 23, 2009 and the year ended December 31, 2008.

	Pro Forma For the Twelve Months Ended December 31, 2009
	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Pro Forma Adjustments		Pro Forma
Revenue	$119,851	$63,996	$—		$183,847
Operating costs	111,621	65,197	—		176,818
Depreciation and amortization	6,128	1,105	(859)	(A)	6,374
Corporate general and administrative expenses	9,822	4,092	—		13,914
Restructuring charges	507	1,057	—		1,564
Special charges	3,033	12,699	—		15,732
Total expenses	131,111	84,150	(859)		214,402
Operating (loss) income	(11,260)	(20,154)	859		(30,555)
Interest expense	2,726	1,331	225	(B)	4,282
Other expense (income)	(5)	(295)	—		(300)
Loss from continuing operations before income tax	(13,981)	(21,190)	634		(34,537)
Income tax benefit from continuing operations	(10,431)	(5,985)	296	(C)	(16,120)
Net loss from continuing operations	$(3,550)	$(15,205)	$338		$(18,417)

	Pro Forma For the Twelve Months Ended December 31, 2008
	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$209,532	$—		$209,532
Operating costs	196,615	—		196,615
Depreciation and amortization	4,932	2,829	(A)	7,761
Corporate general and administrative expenses	15,001	—		15,001
Goodwill impairment	126,423	—		126,423
Restructuring charges	10,590	—		10,590
Special charges	11,624	—		11,624
Total expenses	365,185	2,829		368,014
Operating (loss) income	(155,653)	(2,829)		(158,482)
Interest expense	10,633	160	(B)	10,793
Other expense (income)	(208)	—		(208)
Loss from continuing operations before income tax	(166,078)	(2,989)		(169,067)
Income tax benefit from continuing operations	(43,149)	26,952	(C)	(16,197)
Net loss from continuing operations	$(122,929)	$(29,941)		$(152,870)

Notes to the Unaudited Pro Forma Adjustments

The Unaudited Pro Forma Statements of Operations for the years ended December 31, 2008 and 2009 reflect the Refinancing and the resultant acquisition accounting and gives effect to these events as if each had occurred on January 1, 2008:

Note A - In accordance with authoritative guidance, which is applicable to the Refinancing and the change of control, we have revalued our goodwill and intangibles using our best estimate of current fair value. The value assigned to goodwill and indefinite lived intangible assets is not amortized to expense and the majority is not expected to be tax deductible. Our client contracts are typically exclusive agreements with our partners and/or talent to provide programming and content over a specified period of time. The values assigned to definite lived assets are amortized over their estimated useful life.

Also, in accordance with authoritative guidance, we have identified property and equipment which we valued using our best estimate of current fair value. Accordingly, an asset for property and equipment of $4,837 has been recorded to reflect the estimated fair value of the property and equipment and such amount is being depreciated to expense over the remaining lives of the assets.

The following table summarizes the pro forma charges for amortization and depreciation expense for the twelve months ended December 31, 2009 and 2008.

	Pro Forma Changes for Long-Lived Assets
	For the Twelve Months ended December 31, 2009
Intangibles	Estimated life	Opening Balance	Amortization	Ending Balance
Trademarks	Indefinite	$11,200	$—	$11,200
Affiliate relationships	10 years	9,180	1,020	8,160
Software and technology	5 years	1,280	320	960
Client contracts	5 years	7,144	1,786	5,358
Insertion orders	9 months	—	—	—
Subtotal—Intangible Assets		28,804	3,126	25,678

Property and equipment	Various lives	4,837	290	4,547

Subtotal— Assets		33,641	3,416	30,225
Amortization expense			4,275
			$(859)

	Pro Forma Changes for Long-Lived Assets
	For the Twelve Months ended December 31, 2008
Intangibles	Estimated life	Opening Balance	Amortization	Ending Balance
Trademarks	Indefinite	$11,200	$—	$11,200
Affiliate relationships	10 years	10,200	1,020	9,180
Software and technology	5 years	1,600	320	1,280
Client contracts	5 years	8,930	1,786	7,144
Insertion orders	9 months	1,700	1,700	—
Subtotal—Intangible Assets		33,630	4,826	28,804

Property and equipment	Various lives	5,192	355	4,837

Subtotal— Assets		38,822	5,181	33,641
Amortization expense			2,352
			$2,829

Amortization of the new intangibles for affiliate relationships, software and technology and insertion orders and the property and equipment was reflected in these tables.
Note B - For the time periods shown, the Senior Notes bore interest at 15% per annum, payable 10% in cash and 5% in-kind (PIK interest). Interest expense was adjusted to reflect the new debt of $117,500 and new interest rate of 15% on such indebtedness. The PIK interest is added to the principal quarterly but will not be payable until maturity. The debt has been recorded for the pro forma financial statements at face value, which is our best estimate of fair value.

	Pro Forma Changes Interest For the Twelve Months Ended December 31,
	2009	2008
Interest expense on new debt	$20,329	$17,958
Interest expense on indebtedness prior to refinancing	17,928	16,241
Incremental interest expense adjustment	$2,401	$1,717
Incremental interest expense not allocated to discontinued operations	$225	$160

Note C - Taxes were calculated on the new pro forma (loss) amount using the effective rate for each applicable period.

	Pro Forma Changes - Taxes
	December 31, 2009	December 31, 2008
Pretax loss	(35,171)	(166,078)
Tax benefit	(16,416)	(43,149)

Effective rate	46.7%	26.0%
Non-deductible portion of goodwill impairment	—%	12.0%
Normalized effective tax rate	46.7%	38.0%

Pro forma pretax loss	(34,537)	(169,067)
Adjustment for goodwill impairment	—	126,423
Adjusted pro forma pretax loss	—	(42,644)
Proforma tax benefit	(16,120)	(16,197)

Investments

POP Radio

On October 28, 2005, we became a limited partner of POP Radio, LP (“POP Radio”) pursuant to the terms of a subscription agreement dated as of the same date. As part of the transaction, effective January 1, 2006, we became the exclusive sales representative of the majority of advertising on the POP Radio network for five years, until December 31, 2010, unless earlier terminated by the express terms of the sales representative agreement. This agreement was extended to December 31, 2011 on December 31, 2010. We hold a 20% limited partnership interest in POP Radio. No additional capital contributions are required by any of the limited partners. This investment is being accounted for under the equity method. The initial investment balance was de minimis, and our equity in earnings of POP Radio through December 31, 2010 was de minimis. Pursuant to the terms of a 2006 recapitalization of POP Radio, if and when one of the other partners elects to exercise warrants it received in connection with the transaction, our limited partnership interest in POP Radio will decrease from 20% to 6%. As of December 31, 2010, these warrants were outstanding.

Investments Related to Discontinued Operations

Jaytu (d/b/a Sigalert)

On December 31, 2009, we purchased Jaytu for $2,500, which consisted of a cash payment of $1,250 and 232,277 shares of our common stock valued at $5.38 per share (or approximately $1,250). For accounting purposes, the 232,277 shares of our common stock were recorded at a fair value of $1,045 (based on a per share price of $4.50). Under the purchase agreement, members of Jaytu could earn up to an additional $1,500 in cash upon the delivery and acceptance of certain traffic products in accordance with certain specifications mutually agreed upon by the parties, including commercial acceptance and/or first usage of the products by our discontinued operation's television affiliates. As of December 31, 2010, $1,063 of the potential additional payments of $1,500 had been earned and $250 had been paid to the members of Jaytu. The remaining $437 of these potential payments could still be earned by members of Jaytu in the future if the previously agreed specifications are met. The assets purchased are software and technology assets included in non-current assets discontinued operations. The operations and assets of Jaytu (d/b/a Sigalert) are included in discontinued operations.

TrafficLand

On December 22, 2008, Metro Traffic Networks Communications, Inc. and TrafficLand entered into a License and Services Agreement (the “TrafficLand License Agreement”) which provides us with a three-year license to market and distribute TrafficLand services and products. Concurrent with the execution of the License Agreement, Westwood One, Inc. (then parent of Metro Traffic Networks Communications, Inc.), TLAC, Inc. (a wholly-owned subsidiary of Westwood One) and TrafficLand entered into an option agreement granting us the right to acquire 100% of the stock of TrafficLand pursuant to the terms of a Merger Agreement which the parties had previously negotiated and placed into escrow. We ultimately chose not to exercise the option to purchase TrafficLand, and accordingly the Option Agreement and Merger Agreement were terminated. In early 2011, we paid $300 to maintain our exclusive license to market and distribute TrafficLand services and products through December 31, 2011.

GTN

On March 29, 2006, our cost method investment in The Australia Traffic Network Pty Limited was converted to 1,540 shares of common stock of Global Traffic Network, Inc. (“GTN”) in connection with the initial public offering of GTN on that date. The investment in GTN was sold during 2008 and we received proceeds of approximately $12,741 and realized a gain of $12,420. Such gain is included as a component of other (income) expense in the Consolidated Statement of Operations.

Contractual Obligations and Commitments

The following table lists our future contractual obligations and commitments related to our continuing operations as of December 31, 2010:

	Payments due by Period
Contractual Obligations (1)	Total	<1 year	1 - 3 years	3 - 5 years	>5 years
Debt (2)	$193,060	$12,781	$180,279	—	—
Broadcast and news rights	626,866	110,540	172,897	149,640	193,789
Operating leases	26,919	2,870	5,677	6,070	12,302
Building financing (3)	9,396	906	1,909	2,045	4,536
Capital lease obligations	640	640	—	—	—
Other long-term obligations	17,940	9,978	7,629	333	—
Total contractual obligations	$874,821	$137,715	$368,391	$158,088	$210,627

(1)	The above table excludes uncertain tax positions reserves of $6,505 and deferred tax liabilities of $36,174 as the future cash flows are uncertain as of December 31, 2010.

(2)
Includes the estimated net interest and amendment fee payments on fixed and variable rate debt and payments of accumulated PIK. Estimated interest payments on floating rate instruments are computed using our interest rate as of December 31, 2010, and borrowings outstanding are assumed to remain at current levels.

(3)	Includes payments related to the financing of our Culver City properties.

We have long-term non-cancelable operating lease commitments for office space and equipment and capital leases for satellite transponders.

Included in broadcast and news rights enumerated in the table above, are various contractual agreements to pay for broadcast rights and news service rights, including $409,223 of payments due under the CBS arrangement ($76,278 within 1 year; $120,766 1-3 years; $128,140 3-5 years; and, $84,039 beyond 5 years). As discussed in more detail below, on October 2, 2007, we entered into a long-term distribution arrangement with CBS Radio which closed on March 3, 2008. Included in other long-term obligations enumerated in the table above, are various contractual agreements to pay for talent and market ratings research.

The following table lists future contractual obligations and commitments related to our discontinued operations as of December 31, 2010:

	Payments due by Period
Contractual obligations	Total	<1 year	1 - 3 years	3 - 5 years	>5 years
Broadcast and news rights	$14,325	$5,125	$9,200	$—	$—
Operating leases	27,975	4,829	9,184	6,664	7,298
Other long-term obligations	2,368	2,368	—	—	—
Total contractual obligations	$44,668	$12,322	$18,384	$6,664	$7,298

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. We continually evaluate our estimates and judgments including those related to allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, impairment of goodwill and indefinite lived intangible assets and other contingencies. We base our estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment or complexity.

Revenue Recognition - Revenue is recognized when earned, which occurs at the time commercial advertisements are broadcast. Payments received in advance are deferred until earned and such amounts are included as a component of deferred revenue in the accompanying Balance Sheet.

We consider matters such as credit and inventory risks, among others, in assessing arrangements with our programming and distribution partners. In those circumstances where we function as the principal in the transaction, the revenue and associated operating costs are presented on a gross basis in the consolidated statement of operations. In those circumstances where we function as an agent or sales representative, our effective commission is presented within revenue with no corresponding operating expenses.

Barter transactions represent the exchange of commercial announcements for programming rights, merchandise or services. These transactions are recorded at the fair market value of the commercial announcements relinquished, or the fair value of the merchandise and services received. A wide range of factors could materially affect the fair market value of commercial airtime sold in future periods (See the section entitled “Cautionary Statement regarding Forward-Looking Statements” in Item 1 - Business and Item 1A - Risk Factors in our current report on Form 10-K filed with SEC on April 15, 2011), which would require us to increase or decrease the amount of assets and liabilities and related revenue and expenses recorded from prospective barter transactions.

Program Rights - Program rights are stated at the lower of cost, less accumulated amortization, or net realizable value. Program rights and the related liabilities are recorded when the license period begins and the program is available for use, and are charged to expense when the event is broadcast.

Valuation of Goodwill and Intangible Assets - Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with the authoritative guidance, the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather the estimated fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill and intangible assets is less than their carrying value. On an annual basis and upon the occurrence of certain events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill, which testing could impact the value of our business.

On an annual basis and upon the occurrence of certain interim triggering events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill, which testing could impact the value of our business. The carrying value of our goodwill at December 31, 2010 is $25,796. In December 2010, as a result of our annual goodwill impairment test, we determined that our goodwill was not impaired. In 2009, we determined that the goodwill in our discontinued operations was impaired and recorded impairment charges totaling $50,401.

Intangible assets subject to amortization primarily consist of affiliation agreements that were acquired in prior years. Such affiliate contacts, when aggregated, create a nationwide audience that is sold to national advertisers. The intangible asset values assigned to the affiliate agreements for each acquisition were determined based upon the expected discounted aggregate cash flows to be derived over the life of the affiliate relationship. The method of amortizing the intangible asset values reflects, based upon our historical experience, an accelerated rate of attrition in the affiliate base over the expected life of the affiliate relationships. Accordingly, we amortize the value assigned to affiliate agreements on an accelerated basis (period ranging from 4 to 20 years with a weighted-average amortization period of approximately 8 years) consistent with the pattern of cash flows which are expected to be derived. We review the recoverability of our finite-lived intangible assets whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparison to associated undiscounted cash flows.

Allowance for doubtful accounts - We maintain an allowance for doubtful accounts for estimated losses which may result from the inability of our customers to make required payments. We base our allowance on the likelihood of recoverability of accounts receivable by aging category, based on past experience and taking into account current collection trends that are expected to continue. If economic or specific industry trends worsen beyond our estimates, it would be necessary to increase our allowance for doubtful accounts. Alternatively, if trends improve beyond our estimates, we would be required to decrease our allowance for doubtful accounts. Our estimates are reviewed periodically, and adjustments are reflected through bad debt expense in the period they become known. Changes in our bad debt experience can materially affect our results of operations. Our allowance for bad debts requires us to consider anticipated collection trends and requires a high degree of judgment. In addition, as fully described herein, our results in any reporting period could be impacted by relatively few but significant bad debts.

Estimated useful lives of property, plant and equipment - We estimate the useful lives of property, plant and equipment in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives, which are disclosed in Note 1- Basis of Presentation of the consolidated financial statements, are estimated at the time the asset is acquired and are based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods. Alternately, these types of technological changes could result in the recognition of an impairment charge to reflect the write-down in value of the asset.

Income Taxes - We use the asset and liability method of financial accounting and reporting for income taxes required by the authoritative guidance. Under the authoritative guidance, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.

We classified interest expense and penalties related to unrecognized tax benefits as income tax expense in accordance with the authoritative guidance which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements.

We determined, based upon the weight of available evidence, that it is more likely than not that our deferred tax asset will be realized. We have experienced a long history of taxable income which allowed us to carryback net operating losses through 2009. Also, we have taxable temporary differences that can be used as a source of income in the future. As such, no valuation allowance was recorded during the years ended December 31, 2010 or 2009. We will continue to assess the need for a valuation allowance at each future reporting period.

Recent Accounting Pronouncements Affecting Future Results

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It also requires the presentation of purchases, sales, issuances and settlements within Level 3 of the fair value hierarchy on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. Our disclosures about fair value measurements are presented in Note 9 - Fair Value Measurements. These new disclosure requirements are effective for the period ending September 30, 2010, except for the requirement concerning gross presentation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. Our adoption of the new guidance did not have a material impact on our consolidated financial position or results of operations.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (a consensus of the FASB Emerging Issues Task Force) (“ASU 2010-29”). ASU 2010-29 changes the disclosures of supplementary pro forma information for business combinations. The new standard clarifies that if a public entity completes a business combination and presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under ASC Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective for business combinations with acquisition dates on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. Our adoption of the new guidance did not have a material impact on our consolidated financial position or results of operations.